December 15, 1999                                                 (202) 274-2000

The Board of Directors
Alamogordo Financial Corporation
500 10th Street
Alamogordo, New Mexico 88310-0690

                  Re:      Alamogordo Financial Corporation
                           Common Stock Par Value $0.10 Per Share

Ladies and Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Alamogordo Financial Corporation (the "Company") Common Stock, par value $0.10 per share ("Common Stock"). We have reviewed the Company's Stock Holding Company Charter, Registration Statement on Form SB-2 ("Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form SB-2 and the incorporation of the Company as a federal corporation, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

         This Opinion has been prepared for the use of the Company in connection with its registration statement on Form SB-2, and we hereby consent to the filing of this Opinion as an exhibit to such registration statement and to our firm being referenced under the caption "Legal and Tax Opinions."

                                      Very truly yours,




                                      \S\ LUSE LEHMAN GORMAN POMERENK & SCHICK
                                      ----------------------------------------
                                      LUSE LEHMAN GORMAN POMERENK & SCHICK
                                      A PROFESSIONAL CORPORATION